Registration No.


                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                         ____________________

                               FORM S-8

                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933

                       HALTER MARINE GROUP, INC.
        (Exact name of registrant as specified in its charter)

  Delaware                                      75-2656828
(State or other                                (I.R.S. Employer
jurisdiction of                                Identification No.)
incorporation)

       13085 Industrial Seaway Road, Gulfport, Mississippi 39503
     (Address of principal executive offices, including zip code)


            HALTER MARINE GROUP, INC. AMENDED AND RESTATED
                  1996 STOCK OPTION AND INCENTIVE PLAN
                         (Full Title of Plan)

                            John Dane, III
            Chairman, President and Chief Executive Officer
                       Halter Marine Group, Inc.
                     13085 Industrial Seaway Road
                      Gulfport, Mississippi 39503
                             (601)896-0029
       (Name, address and telephone number of Agent for Service)

                    CALCULATION OF REGISTRATION FEE

                                Proposed       Proposed
 Title of                       Maximum        Maximum
Securities         Amount       Offering       Aggregate      Amount of
  to be            to be        Price Per      Offering       Registra-
Registered       Registered     Share(1)       Price(1)       tion Fee

Common Stock,    2,400,000
$0.01 par         Shares         $40.66        $97,584,000    $29,570.91
value.
Preferred
Share
Purchase
Rights(2)

       (1) Estimated solely for the purposes of calculating the registration fee, based on the average of the high and low prices as reported on the American Stock Exchange on September 15, 1997.
       (2) The Rights to purchase Series A Junior Participating Preferred Stock will be attached to and will trade with shares of the Common Stock of the Company.

                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Not required to be filed with the Securities and Exchange
Commission.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents are incorporated by reference herein:

     (a)  The Annual Report on Form 10-K of Halter Marine Group,
          Inc. (the "Corporation") filed with the Securities and Exchange Commission for the fiscal year ended March 31, 1997;

     (b) The Corporation's Quarterly Report on Form 10-Q filed with the Securites and Exchange Commission for the quarter ended June 30, 1997.

     (c) The Corporation's Current Reports on Form 8-K filed with the Securites and Exchange Commission dated April 4,
          1997, as amended, July 24, 1997, August 26, 1997,
          September 10, 1997 and September 15, 1997.

     (d)  The description of Series A Junior Participating
          Preferred Stock (including a description of the Company's Common Stock) contained in Amendment No. 3 to
          Registration Statement on Form S-1, (Registration No.
          333-6967) filed by the Corporation with the Securities and Exchange Commission on September 23, 1996.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

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

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     The legality of the offered shares will be passed upon by Joseph J. French, Esquire of Joe French & Associates, P.C. Mr.
French is a shareholder of the Corporation.

Item 6.   Indemnification of Directors and Officers.

     Pursuant to Section 102 of the General Corporation Law of Delaware, the Corporation has adopted a provision in its Restated Certificate of Incorporation eliminating the personal liability of its directors for monetary damages to the Corporation and its stockholders for any breach of their fiduciary duties as directors of the Corporation, except for their liability due to (1) breach of loyalty to the Corporation, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit or (4) any payment of unlawful dividends or an unlawful stock repurchase or redemption.

     Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative because of his or her service as an officer, director or agent of the corporation against expenses, judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation only is entitled to indemnification for expenses actually and reasonably incurred.


     Section 6.1 of the Corporation's Bylaws provides that the Corporation shall indemnify its officers, directors, employees, and agents (and their heirs and legal representatives) to the full extent permitted by Delaware law.

     Insurance is maintained for each director and officer of the Corporation covering certain losses he may incur which arise by reason of his being a director or officer of the Corporation or a subsidiary corporation, partnership, joint venture, trust or other enterprise.

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

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     The Exhibits are listed in the Exhibit Index immediately preceding the Exhibits.

Item 9.   Undertakings.

     (a)  The undersigned Corporation hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)    To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and
               (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







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

                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gulfport, State of Mississippi, on September 18, 1997.


                              Halter Marine Group, Inc.


                              By:  /s/ John Dane, III
                                   John Dane, III
                                   Chairman, President and
                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 18, 1997.


     SIGNATURE                          TITLE


/s/ John Dane, III            Chairman of the Board, President
(John Dane, III)              and Chief Executive Officer
                              (Principal Executive Officer)

/s/ Keith L. Voigts           Sr. Vice President of Finance and
(Keith L. Voigts)             Chief Financial Officer
                              (Principal Accounting and
                              Financial Officer)


Angus R. Cooper, II*          Burt H. Keenan*
(Angus R. Cooper, II)         (Burt H. Keenan)
Director                      Director


Kenneth W. Lewis*             Daniel J. Mortimer*
(Kenneth W. Lewis)            (Daniel J. Mortimer)
Director                      Director


Rick S. Rees*
(Rick S. Rees)
Director

*BY: /s/ John Dane, III
     John Dane, III
     (Attorney-In-Fact)

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

                        INDEX TO EXHIBITS




Exhibit   Incorporated by     Description             Sequentially
No.       Reference                                   Numbered Page

 5        Filed herewith.     Opinion of Joe French          8
                              & Associates, P.C., as
                              to the legality of the
                              securities being
                              registered.

23.1      Filed herewith.     Consent of Joe French         10
                              & Associates, P.C. is
                              contained in the
                              opinion filed as
                              Exhibit 5 hereto.

23.2      Filed herewith.     Consent of Ernst &            12
                              Young.

24        Filed herewith.     Powers of Attorney.           14





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